INDEPENDENT AUDITORS' CONSENT

Board of Directors
Stewardship Financial Corporation:

      We consent to incorporation by reference in the registration statement on Form S-3 of Stewardship Financial Corporation of our report dated January 28, 2000, relating to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-KSB of the Stewardship Financial Corporation. We also consent to the reference to our Firm under the caption "Experts".

/s/ KPMG LLP
Short Hills, New Jersey
January 31, 2000